Exhibit 99.1

MAXIMUS Reports First Quarter Results

Revenue of $202.0 Million and Diluted EPS of $0.51

RESTON, Va.--(BUSINESS WIRE)--MAXIMUS (NYSE:MMS), a leading provider of government services, today reported results for its first quarter ended December 31, 2007.

First quarter highlights include:

  Revenue increased 25% to $202.0 million compared to the same period last year,
  Net income of $10.6 million and diluted earnings per share of $0.51,
  Cash, cash equivalents and marketable securities at December 31, 2007 of $62.3 million, reflecting cash used during the quarter to fund the Company’s $150 million Accelerated Share Repurchase program,
  Strong cash flow from operations totaling $20.8 million,
  Improved Days Sales Outstanding to 77 days at December 31, 2007,
  New sales awards of $324 million and total pipeline of $1.5 billion at January 29, 2008, and,
  Completion of a $50 million credit facility with possible syndication up to $75 million.
Revenue for the first quarter increased 25% to $202.0 million compared to $161.1 million reported for the same period last year. All revenue growth in the quarter was organic. Net income increased to $10.6 million, or $0.51 per diluted share compared to a net loss of $10.4 million, or $0.48 per diluted share, for the same period last year. First quarter revenue growth and margin expansion, compared to the same period last year, was driven by the Operations Segment. This growth resulted from the optimization of the business portfolio, new work and the resolution of certain legacy contracts including the transformation of the Texas contract to a direct service agreement. As expected, first quarter operating margin was sequentially lower due to seasonality in the fourth quarter and planned investments on new projects.

Richard Montoni, Chief Executive Officer of MAXIMUS, commented, “The progress we made during the last year in resolving many legacy matters and more selectively pursuing new opportunities led to solid results from operations and healthy cash flows driven by continued strong performance by our Operations Segment. We continue to focus on underperforming areas within our Systems Segment and we are actively reviewing alternatives for certain business lines outside of our core service offerings. Despite a cautious economic environment, we had strong sales awards in the quarter and maintained a healthy pipeline of new opportunities totaling $1.5 billion.”

Consulting Segment

For the first quarter, Consulting Segment revenue was $22.2 million, or 11% of total Company revenue, compared to $24.7 million reported for the same period last year. First quarter operating income for the Consulting Segment was $1.2 million compared to $2.8 million reported for the same period last year. The reductions in revenue and operating income compared to last year are primarily attributable to investments in new markets and the transition away from contingent-based federal healthcare claiming projects.

Systems Segment

Systems Segment revenue, which represented 17% of total Company revenue, was $34.0 million in the first quarter versus $34.5 million in the prior-year period. The Systems Segment reported a first quarter operating loss of $3.1 million compared to a loss of $1.6 million for the first quarter of last year. The Segment’s financial results continue to be dampened by ongoing software development initiatives and legacy projects in the education and justice divisions.

Operations Segment

Operations Segment revenue accounted for 72% of total Company revenue in the first quarter and increased 43% to $145.8 million compared to $101.9 million for the first quarter of fiscal 2007, which was impacted by a $15.7 million revenue reduction related to past projects that have since been resolved. Operations Segment operating income for the first quarter was $18.7 million, compared to a loss of $16.0 million reported for the first quarter of last year. The improvements in revenue and profitability resulted from the optimization of the Company’s project portfolio, the transformation of the Texas contract to a direct service agreement and new organic growth in health and workforce services.

Sales and Pipeline

Year-to-date signed contract wins at January 29, 2008, totaled $324 million, compared to $80 million reported last year. New contracts pending at January 29, 2008, (awarded but unsigned) totaled $282 million compared to $142 million reported last year. Sales opportunities (pipeline) at January 29, 2008, totaled $1.5 billion (consisting of $362 million in proposals pending, $153 million in proposals in preparation, and $990 million in proposals tracking) compared to $1.3 billion the prior year.

Balance Sheet and Cash Flows

At December 31, 2007, cash, cash equivalents, and marketable securities totaled $62.3 million, which reflects strong cash flow from operations and a $150 million use of cash for the execution of the Company’s Accelerated Share Repurchase program. MAXIMUS generated net cash from operations of $20.8 million and free cash flow, which the Company defines as cash from operations less purchased property and equipment and capitalized software costs, totaling $16.7 million. Cash flow from operations benefited from solid receivables collections. As a result Days Sales Outstanding (DSO) improved to 77 days at December 31, 2007. MAXIMUS paid a quarterly cash dividend of $0.10 per share on November 30, 2007.

Outlook

The Company reiterates its fiscal 2008 revenue forecast in the range of approximately $850 million to $880 million. The Company is updating its earnings guidance to include the accretion for the Accelerated Share Repurchase program and now expects full year earnings in the range of $2.60 to $2.85 per diluted share.

Mr. Montoni concluded, “We expect 2008 to be a year of growth driven by the Operations Segment. With strong risk management controls in place, our approach to both new and existing business is working as demonstrated by the improvements in the Operations business over the last several quarters. We are determined to bring needed improvement to the Systems Segment and we are actively working to resolve the remaining legacy issues in underperforming areas of our business.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, February 6, 2008, at 9:00 a.m. (ET). The Company has also posted a presentation on its website, under the Investor Relations page, for analysts to follow along with during the conference call.

The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

A replay will be available through February 15, 2008. Callers can access the replay by calling: 877.660.6853 (Domestic)/201.612.7415 (International)

Replay account number: 316
Replay conference ID number: 271353
MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services. The Company has more than 5,200 employees located in more than 220 offices in the United States, Canada and Australia. In 1999, 2001, 2002, 2003, and 2005 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release.MAXIMUS discloses certain financial results excluding certain items related to legacy projects in the first half of fiscal 2007, and provides certain additional information, such as non-recurring reserves for fiscal 2007.MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations.While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

MAXIMUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2007	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$70,472	$62,279
Marketable securities	126,210	50
Restricted cash	325	325
Accounts receivable — billed, net of reserves of $30,526 and $28,878	132,962	119,267
Accounts receivable — unbilled	42,200	49,771
Deferred income taxes	17,409	11,267
Prepaid expenses and other current assets	9,159	7,688
Total current assets	398,737	250,647

Property and equipment, at cost	83,823	86,356
Less accumulated depreciation and amortization	(47,922)	(50,776)
Property and equipment, net	35,901	35,580
Capitalized software	61,459	63,009
Less accumulated amortization	(31,919)	(33,703)
Capitalized software, net	29,540	29,306
Deferred contract costs, net	8,116	7,712
Goodwill	86,086	86,086
Intangible assets, net	3,603	3,201
Other assets, net	2,481	3,546
Total assets	$564,464	$416,078

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,425	$52,441
Accrued compensation and benefits	29,449	25,771
Current portion of deferred revenue	38,545	37,461
Current portion of income taxes payable	5,487	1,422
Current portion of capital lease obligations	1,627	1,643
Other accrued liabilities	2,059	1,253
Total current liabilities	131,592	119,991
Capital lease obligations, less current portion	417	—
Deferred revenue, less current portion	10,143	10,213
Income taxes payable, less current portion	—	2,106
Deferred income taxes	12,912	11,202
Total liabilities	155,064	143,512

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 22,194,489 and 18,497,241 shares issued and outstanding at September 30, 2007 and December 31, 2007, at stated amount, respectively	299,846	305,398
Treasury stock, at cost; 4,490,073 and 8,248,530 shares at September 30, 2007 and December 31, 2007, respectively	(124,637)	(275,025)
Accumulated other comprehensive income	1,730	1,603
Retained earnings	232,461	240,590
Total shareholders’ equity	409,400	272,566
Total liabilities and shareholders’ equity	$564,464	$416,078

MAXIMUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2006	2007
Revenue	$161,138	$201,950
Cost of revenue	140,860	149,183
Gross profit	20,278	52,767
Selling, general and administrative expenses	34,653	36,253
Legal and settlement expense	3,000	—
Income (loss) from operations	(17,375)	16,514
Interest and other income, net	477	1,501
Gain on sale of business	684	—
Income (loss) before income taxes	(16,214)	18,015
Provision (benefit) for income taxes	(5,819)	7,410
Net income (loss)	$(10,395)	$10,605

Earnings (loss) per share:
Basic	$(0.48)	$0.52
Diluted	$(0.48)	$0.51

Dividends per share	$0.10	$0.10

Weighted average shares outstanding:
Basic	21,590	20,506
Diluted	21,590	20,854

MAXIMUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2006	2007
Cash flows from operating activities:
Net income (loss)	$(10,395)	$10,605

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,284	2,854
Amortization	2,769	2,185
Deferred income taxes	(5,098)	4,195
Non-cash equity based compensation	1,020	3,600
Gain on sale of business	(684)	—

Change in assets and liabilities, net of effects from sale of business:
Accounts receivable - billed	26,486	13,695
Accounts receivable - unbilled	6,734	(7,571)
Prepaid expenses and other current assets	(151)	1,470
Deferred contract costs	1,407	404
Other assets	2,065	101
Accounts payable	(9,641)	(1,983)
Accrued compensation and benefits	(2,254)	(3,679)
Deferred revenue	(5,745)	(1,013)
Income taxes	(2,015)	(3,141)
Other liabilities	844	(933)
Net cash provided by operating activities	7,626	20,789

Cash flows from investing activities:
Proceeds from sale of business, net of transaction costs	2,171	—
Purchases of property and equipment	(1,918)	(2,533)
Capitalized software costs	(304)	(1,550)
(Increase) decrease in marketable securities	(24,496)	126,160
Net cash provided by (used in) investing activities	(24,547)	122,077

Cash flows from financing activities:
Employee stock transactions	1,526	1,655
Repurchases of common stock	—	(150,388)
Payments on capital lease obligations	(384)	(401)
Tax benefit due to option exercises and restricted stock units vesting	357	297
Cash dividends paid	(2,159)	(2,222)
Net cash used in financing activities	(660)	(151,059)
Net decrease in cash and cash equivalents	(17,581)	(8,193)
Cash and cash equivalents, beginning of period	39,545	70,472
Cash and cash equivalents, end of period	$21,964	$62,279

MAXIMUS, Inc.
Segment Information
(In thousands except per share data)
(Unaudited)

	Three Months
	Ended Dec 31,
	2006	2007
Revenue:
Consulting	$24,656	$22,156
Systems	34,541	33,995
Operations	101,941	145,799
Total	$161,138	$201,950

Gross Profit:
Consulting	$10,907	$8,488
Systems	8,551	8,937
Operations	820	35,342
Total	$20,278	$52,767

Selling, General, and Administrative expense:
Consulting	$8,092	$7,337
Systems	10,148	12,078
Operations	16,864	16,608
Corporate/Other	(451)	230
Total	$34,653	$36,253

Income (Loss) from Operations:
Consulting	$2,815	$1,151
Systems	(1,597)	(3,141)
Operations	(16,044)	18,734
Consolidating adjustments	451	(230)
Legal expense	(3,000)	-
Total	$(17,375)	$16,514

Net Income (Loss)	$(10,395)	$10,605

Earnings (Loss) per share
Basic	$(0.48)	$0.52
Diluted	$(0.48)	$0.51

CONTACT:
MAXIMUS
Investor Relations:
Lisa Miles, 703-251-8637
or
Public/Media Relations:
Rachael Rowland, 703-251-8688